Exhibit 99.1
AGREEMENT
     The undersigned hereby agree in writing pursuant to the provisions of Rule 13d-1(k)(1)(iii) promulgated under the Securities Exchange Act of 1934, as amended, that the Amendment No. 2 to Schedule 13G to which this Agreement is attached is filed on behalf of each of the undersigned.
Dated: February 6, 2006

TRUSTEES OF THE BLANCHE EBERT SEAVER ENDOWMENT FOR FRANK R. SEAVER COLLEGE DATED AUGUST 27, 1982 Northern Trust Bank of California N.A., Co-Trustee
By:	/s/ Ann Marsh
Name:	Ann Marsh
Title:	Senior Vice President

By:	/s/ Richard C. Seaver
Name:	Richard C. Seaver
Title:	Co-Trustee

By:	/s/ Myron E. Harpole
Name:	Myron E. Harpole
Title:	Co-Trustee

NORTHERN TRUST BANK OF CALIFORNIA N.A., CO-TRUSTEE, THE BLANCHE EBERT SEAVER ENDOWMENT FOR FRANK R. SEAVER COLLEGE
By:	/s/ Ann Marsh
Name:	Ann Marsh
Title:	Senior Vice President